CONTACT:Mark Lipscomb
                              Vice President, Corporate Communications
                              American Pad & Paper Co.
                              (972) 733-5415

For immediate Release
                              Theresa Schillero
                              Media: Leslie Feldman/Eileen King
                              (212) 850-5600
                              Ken Pieper
                              (972) 663-9390
                              Morgen-Walke Associates

                  American Pad & Paper ANNOUNCES PLANT CLOSING

         DALLAS,  Texas,  November  10, 1998,  -- American  Pad & Paper  Company
(NYSE:AGP) (AP&P) announced that its plant in Kosciusko, Mississippi will be closed as part of a previously announced restructuring plan, which is designed to improve customer service, better balance manufacturing capacity to market demands and reduce overall manufacturing costs.

         The Kosciusko plant is an AMPAD operation and will be transferring its production capability to other American Pad & Paper sites. This plant, which employees approximately 175 people, will continue operations at reduced levels through the end of May 1999. Eligible employees affected will be provided a severance package, and the Company will be working with the Mississippi Employment Training Division to provide a career transition program.

         Commenting on the plant closure, James W. Swent III, Chief Executive Officer of American Pad & Paper said, "I sincerely regret that some employee reductions are necessary, but the future of our Company depends on a strategy that provides greater efficiency and a return to profitable growth. These actions are necessary to improve both service to our customers, and move us closer to our goal of being the lowest cost manufacturer in our industry."

     American Pad & Paper Company is a leading manufacturer and marketer of paper-based office products in North America. Product offerings include envelopes, writing pads, file folders, machine papers, greeting cards and other office products. The key operating divisions of the company are Williamhouse, AMPAD, and Creative Card which market principally under the following Name
Brands: AMPAD, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre. Company revenues in 1997 were $687 million.

         This release contains forward-looking statements relating to future results. Actual results may differ significantly as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition and changes in raw material costs. Additional information which could affect the Company's financial results is included in the Company's prospectus on file with the Securities and Exchange Commission.

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